Exhibit 8.1

[Letterhead of Clifford Chance US LLP]

                , 2004

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

Re:    REIT Status of Extra Space Storage Inc.

Ladies and Gentlemen:

We have acted as counsel to Extra Space Storage Inc., a Maryland corporation (the “Company”), in connection with the offer and sale by the Company of             shares of its common stock, $.01 par value (the “Common Stock”). The Common Stock is being sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-115436) under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined the following items:

1.    the Articles of Amendment and Restatement of the Company as filed with the Maryland State Department of Assessments and Taxation on             , 2004;

2.    the Bylaws of the Company;

3.    the Certificate of Representations dated as of the date hereof, provided to us by the Company (the “Certificate of Representations”);

4.    the Registration Statement; and

5.    such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all factual representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms and (vi) the Company at all times will operate in accordance with the method of operation described in its organizational documents, the Certificate of Representations and the Registration Statement.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the factual representations contained in the Certificate of Representations, dated as of the date hereof, provided to us by the Company and that the factual representations contained in such Certificate of Representations, if any, to the best of the Company’s knowledge are accurate and complete without regard to such qualification as to the best of the Company’s knowledge. As of the date hereof, no facts have come to our attention which would lead us to believe that we are not justified in relying on the Certificate of Representations.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) the Company is organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation, as described in the Registration Statement and the Certificate of Representations, will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2004 and thereafter; and

(2) the portion of the discussion in the Registration Statement under the caption “U.S. federal income tax considerations” that describe the applicable United States federal income tax law are correct in all material respects as of the date hereof.

The opinions set forth above represent our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company’s qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Company.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and the reference to Clifford Chance US LLP under the captions “Prospectus summary—Our Tax Status”, “U.S. federal income tax considerations” and “Legal matters.” In giving this consent, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

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